Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors and Shareholders

ING Investors Trust and ING Partners, Inc.:

We consent to the use of our reports dated February 27, 2006 and February 28, 2006, incorporated herein by reference, on the financial statements of ING BlackRock Large Cap Growth Portfolio (formerly ING Mercury Large Cap Growth Portfolio), a series of ING Investors Trust, and ING American Century Select Portfolio, a series of ING Partners, Inc., respectively, and to the references to our firm under the caption “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
January 18, 2007